UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 20, 2021

Angel Oak Mortgage, Inc.
(Exact name of registrant as specified in its charter)

Maryland	001-40495	37-1892154
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

3344 Peachtree Road Northeast, Suite 1725, Atlanta, Georgia 30326
(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (404) 953-4900

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value per share	AOMR	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.
☒

Item 1.01    Entry into a Material Definitive Agreement.

On September 20, 2021, a subsidiary (the “Subsidiary”) of Angel Oak Mortgage, Inc. (the “Company”) entered into a $400.0 million repurchase facility with Barclays Bank PLC (“Barclays”) through the execution of a Master Repurchase Agreement (the “Master Repurchase Agreement”) between the Subsidiary and Barclays. Pursuant to the Master Repurchase Agreement, the Subsidiary may sell certain securities to Barclays representing whole loan assets and later repurchase such securities from Barclays. The Master Repurchase Agreement expires on September 20, 2022, unless terminated earlier pursuant to the terms of the Master Repurchase Agreement.
The amount expected to be advanced by Barclays is generally in line with other similar agreements that the Company or one of its subsidiaries has entered into, which is a percentage of the unpaid principal balance or market value of the asset depending on the type of underlying asset. Similarly, the interest rate on any outstanding balance under the Master Repurchase Agreement that the Subsidiary is required to pay Barclays is generally in line with other similar agreements that the Company or one of its subsidiaries has entered into, where the interest rate is equal to the sum of (1) a spread ranging from 1.70% to 3.50%, determined based on the type of underlying asset, and (2) one-month or three-month LIBOR. Additionally, Barclays is under no obligation to purchase the securities we offer to sell to them.
The obligations of the Subsidiary under the Master Repurchase Agreement are guaranteed by the Company pursuant to a Guaranty (the “Guaranty”) executed contemporaneously with the Master Repurchase Agreement. In addition, and similar to other repurchase agreements that the Company has entered into, the Company is subject to various financial and other covenants, including those relating to (1) declines in tangible net worth; (2) a maximum ratio of indebtedness to tangible net worth; and (3) minimum liquidity.
In addition, the Master Repurchase Agreement and Guaranty contain events of default (subject to certain materiality thresholds and grace periods), including payment defaults, breaches of covenants and/or certain representations and warranties, cross-defaults, insolvency and other events of default customary for this type of transaction. The remedies for such events of default are also customary for this type of transaction and include the acceleration of the amounts outstanding under the Master Repurchase Agreement and Barclays’ right to liquidate the purchased securities then subject to the Master Repurchase Agreement.
The Subsidiary is also required to pay certain customary fees to Barclays and to reimburse Barclays for certain costs and expenses incurred in connection with Barclays’s management and ongoing administration of the Master Repurchase Agreement.
A copy of the Master Repurchase Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference. A copy of the Guaranty is attached hereto as Exhibit 10.2 and incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information required by Item 2.03 contained in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.
(d)    Exhibits
Exhibit No.    Description
Exhibit 10.1    Master Repurchase Agreement between Peachtree Mortgage SPV, LLC and Barclays Bank PLC, dated September 20, 2021

Exhibit 10.2    Guaranty Agreement by Angel Oak Mortgage, Inc. in favor of Barclays Bank PLC, dated September 20, 2021

Exhibit 104    Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 22, 2021	ANGEL OAK MORTGAGE, INC.

By: /s/ Brandon Filson
Name: Brandon Filson
Title: Chief Financial Officer and Treasurer